PINNACLE SYSTEMS, INC. AND SUBSIDIARIES
         Exhibit 11.1 - Statement of Computation of Net Income Per Share
                      (In thousands, except per share data)






                                                                  Three
                                                               Months Ended
                                                               September 30,
                                                             -----------------
                                                                1996     1995
                                                                ----     ----

Weighted average shares of common stock outstanding           7,473     6,655

Weighted average common stock equivalent shares                 350       879
                                                             ------    ------

Shares used to compute net income per share                   7,823     7,534
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Net income used in per share calculation                     $  612    $1,263
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Net income per share                                         $ 0.08    $ 0.17
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